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                                                                     EXHIBIT 3.8

                             CERTIFICATE OF INCREASE

                                       OF

                     SERIES G-1 CONVERTIBLE PREFERRED STOCK

                                       OF

                            HARKEN ENERGY CORPORATION

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)


     Harken Energy Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation") does hereby certify:

     FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on October 19, 2000, pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 200,000 shares of Series G-1 Convertible Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $0.01 per share;

     SECOND: The Board of Directors of the Corporation by resolution adopted on May 8, 2001, duly authorized and directed that the number of shares of the Corporation's Series G-1 Convertible Preferred Stock be increased from 200,000 shares to 700,000 shares.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed by its duly authorized officer this 18/th/ day of May, 2001.

                                            Harken Energy Corporation


                                            By: /s/ Larry E. Cummings
                                                -------------------------------
                                                    Larry E. Cummings
                                                    Secretary